Exhibit 10.2

Execution Copy

CONSULTING AND SEPARATION AGREEMENT AND RELEASE

This Consulting and Separation Agreement and Release (this “Agreement”) is entered into as of March 12, 2013 between Patrick L. Avery (“Employee”) on the one hand, and Prospect Global Resources Inc., a Nevada corporation, together with each of its successors, subsidiaries, affiliates, directors, officers, shareholders, agents and employees (collectively the “Company”) on the other hand.  Employee and the Company are jointly referred to as the “Parties.”

WHEREAS, Employee has been employed by the Company as President and Chief Executive Officer pursuant to the terms of Second Amended and Restated Employment Agreement dated as of June 13, 2012 (the “Employment Agreement”);

WHEREAS, Employee has also been a member of the Company’s board of directors; and

WHEREAS, Employee voluntarily resigned from those positions effective Thursday March 7, 2013 and the Company and Employee desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s employment with the Company and separation from the Company.

NOW THEREFORE, the Company and Employee have agreed as follows:

1.                                      Separation; Termination of Employment Agreement.  Employee’s employment with the Company terminated upon Employee’s resignation, March 7, 2013 (the “Separation Date”).  Employee and the Company hereby agree that as of the Separation Date the Employment Agreement is terminated by mutual agreement, of no further force and effect, and superseded by this Agreement.

2.                                      Effective Date.  The effective date of this Agreement is the eighth day after the date on which Employee executes this Agreement, but no later than April 15, 2013 (the “Effective Date”), unless earlier revoked as provided below.

3.                                      Benefits.  The Company agrees to accept Employee’s resignation on the Separation Date and further to provide Employee the following benefits (collectively the “Benefits”) as consideration for the promises contained in this Agreement and only upon Employee’s execution, delivery and non-revocation of this Agreement:

a.                                      Severance. The Company shall pay Employee, in accordance with the Company’s normal payroll practice, twelve months of base salary, payable in monthly installments over such twelve month period, for a total amount of $480,000 (the “Severance Payment”), less all applicable local, state, and federal withholding taxes, at Employee’s current withholding rates.  The Company will also pay Employee for accrued vacation and reimburse Employee for all business and professional development expenses incurred by him but not yet reimbursed. Employee has seven days after the Separation Date to present the Company a final expense report.  The Company will promptly reimburse Employee for all reasonable business expenses on such report.  If there is an outstanding amount due and owing on Employee’s corporate credit card account(s), the Company has the right to deduct from the Severance Payment any amount that constitutes personal expenditures.  In the event of Employee’s death for any reason prior to the Effective Date of this Agreement, no Severance Payment whatsoever shall be due hereunder.  In the event of Employee’s death other than by his own hand after the Effective Date of this Agreement, the Company shall pay to Employee’s designated beneficiary or estate, as the case may be, the unpaid balance of the Severance Payment in monthly installments in accordance with the Company’s normal payroll practice as provided herein.

b.                                      Welfare. Employee shall be provided by separate notice information explaining his rights to continue health insurance coverage under COBRA. The Executive shall be solely responsible for deciding, in his own discretion, whether to exercise and, if exercised, whether to continue to exercise COBRA rights.

c.                                       Additional Payment.  Employee shall be paid the additional sum of $5,000 subject to Employee’s current withholdings and deductions, no sooner than eight days and no later than 30 days following the date on which Employee signs and returns this Agreement.

d.                                      Additional Consideration.  Employee acknowledges the receipt and sufficiency of the foregoing consideration, which further includes but is not limited to the Company’s obligations herein, including its release of Employee pursuant to paragraph 7 below.

4.                                      Acknowledgment of Paid Wages and Granted Shares and Options.

a.                                      Paid Wages. Employee acknowledges that on the first pay period following the Separation Date, the Company will pay Employee his final paycheck, which will include $31,446 for accrued and unused vacation through the Separation Date less all applicable deductions and withholdings at Employee’s previous rates. Employee acknowledges that after such final paycheck, he will not be due, owed, nor entitled to any other wages, salary, reimbursement, accrued or unused vacation time or benefits other than as set forth in this Agreement.

b.                                      Granted Shares and Options.  Employee acknowledges that as of the Separation Date: (1) he is fully vested in (i) 1,500,000 shares of the Company’s common stock, (ii) 600,000 options with an exercise price of $4.25 per share of the Company’s common stock and that the exercisability of such options are subject to the terms and conditions set forth in the applicable option grant and (iii) 300,000 options with an exercise price of $2.60 per share of the Company’s common stock and that the exercisability of such options are subject to the terms and conditions set forth in the applicable option grant; (2) Employee has received from the Company all equity interests due and owing under his Employment Agreement; and (3) in the event of Employee’s death, any right or power that Employee could exercise personally with respect to such equity interests, may be exercised for and on behalf of Employee by Employee’s designated beneficiary or estate, as the case may be, in accordance with applicable law.  For the avoidance of doubt, and in no way limiting the foregoing, Employee hereby acknowledges that he has no additional rights to any equity interests of the Company arising from or in connection with the Employment Agreement.

5.                                      Senior Advisor Services.  Employee agrees to serve as a Senior Advisor to the Company, reporting to the Company’s Chief Executive Officer, and in such role to be available, during normal business hours, to provide consulting services as requested with respect to the Company’s business and operations, including the Company’s Holbrook Basin potash project (the “Services”).  Employee will provide the Services for a period of 60 days (the “Consulting Period”) following the Separation Date for no additional compensation.  The Consulting Period may be extended thereafter by mutual agreement of the Parties.

6.                                      Release and Waiver by Employee.  Employee forever settles, releases, waives, and acquits the Company, and its predecessors, assigns, purchasers, subsidiaries, affiliates, past and present, as well as the employees, officers, directors, shareholders, agents, representatives and attorneys of each, past and present (collectively the “Released Entities”) of each and every claim, whether known or unknown, which exists as of the date of Employee’s signature on this Agreement, or which may hereafter arise against the Released Entities, arising out of or relating to Employee’s employment with the Company, separation from employment, or any potential claim against any of the Released Entities, other than the breach or alleged breach of this Agreement or Employee’s rights, if any, to indemnification, and/or defense under the Company’s certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract, in connection with Employee’s acts or omissions within the course and scope of his employment with the Company. This release specifically includes, without limitation, claims for the following:

a.                                      Alleged violation of the following laws: The Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et seq., as amended; The Older Workers Benefit Protection Act, Pub. Law 101-433, 104 Stat. 978 (1990); Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000-e, as amended; the Americans with Disabilities Act (ADA), including the ADA Amendments Act, effective January 1, 2009; the Civil Rights Acts of 1866, 1871, and 1991; the Equal Pay Act of 1963; the Lily Ledbetter Fair Pay Act of 2009; the Employee Retirement and Income Security Act of 1974, as amended; The Occupational Safety and Health Act, as amended; Family Medical and Leave Act claims based upon past conduct; Genetic Information Nondiscrimination Act of 2008 (Pub. L. 110-233, 122 Stat. 881 (2008)); Immigration Reform and Control Act of 1986 (8 U.S.C. §§ 1101, et seq.) as amended; Labor Management Relations Act, including Section 301 of the LMRA; the National Labor Relations Act; the Colorado Anti-Discrimination Act C.R.S. § 24-34-101 et seq.; Colorado Labor Relations claims, C.R.S. §§ 8-2-101 et seq., and any other federal, state, or local employment statute, law, or ordinance, including any and all claims of employment discrimination based on race, color, creed, religion, ancestry, national origin, sex, gender, age, marital status, disability, sexual orientation, lawful off-duty conduct, or retaliation;

b.                                      Any and all common law claims such as wrongful discharge, breach of contract, promissory estoppel, violation of public policy, defamation, negligence, infliction of emotional distress, any intentional torts, outrageous conduct, interference with contract, fraud, misrepresentation, invasion of privacy, and retaliation; and

c.                                       Any and all claims for any of the following: money damages, including actual, compensatory, liquidated or punitive damages, equitable relief such as reinstatement or injunctive relief, front or back pay, benefits, paid time off, liquidated damages, costs, interest, expenses, attorneys’ fees, or any other remedies.

d.                                      Employee acknowledges that nothing in this paragraph prevents Employee from filing a charge of discrimination with a federal or state agency, but Employee expressly agrees not to file any claim or lawsuit based upon or related to such charge of discrimination and expressly waives, releases and forgoes any damages, benefits, remedies, including reinstatement, costs, and attorneys fees to which Employee may otherwise be entitled under any claim, demand or lawsuit, including those initiated by a third party or federal or state agency. In addition to the releases stated in this paragraph, Employee expressly covenants that s/he will not take or accept any money, benefit or other relief from a settlement, finding of cause, conciliation or lawsuit obtained against the Company based upon a charge of discrimination or other agency complaint filed by Employee or any third party, including current or former Company employees, or based upon a proceeding or lawsuit filed by an agency.  Employee also agrees and affirms that as of the date of Employee’s signature on this Agreement, he has not filed any charge of discrimination, claim, demand or lawsuit against any of the Released Entities.

7.                                      Release and Waiver by the Company.  The Company forever settles, releases, waives, and acquits Employee of each and every claim which exists as of the date of Employee’s signature on this Agreement.

8.                                      No Revival.  The Parties understand and agree that any breach by either Party of the representations, guarantees or other obligations set forth in this Agreement shall not operate to revive any of the alleged claims or disputed issues with respect to Employee’s employment with or separation from the Company; rather, the sole remedy for such breach shall be an action for breach of this Agreement.

9.                                      Confidentiality.  Employee agrees that neither Employee nor Employee’s representatives, agents and immediate family members will reveal any confidential or highly sensitive information relating to Employee’s employment with or separation from the Company, Company operations or any confidential or proprietary matters entrusted to Employee as an employee of the Company, including without limitation, the terms and conditions of this Agreement, except that Employee may disclose the terms and conditions of this Agreement to Employee’s immediate family members, attorneys, accountants, tax consultants, state and federal tax authorities, or as may otherwise be required by law.

10.                               Non-disparagement.  Employee shall not disparage, orally or in writing, the Company, its officers, directors, representatives, employees, policies, operations, or any of the

Released Entities. Likewise, the Company’s executive team, investor relations consultant and directors shall not disparage, orally or in writing, Employee.  In the event either Party receives a subpoena to testify or otherwise provide information about topics related to the other Party, the receiving Party shall immediately notify the other Party.

11.                               No Admission of Liability.  By entering into this Agreement, none of the Parties admits liability of any kind or nature whatsoever to any other Party, such liability being expressly denied.

12.                               Return of Corporate Property.  Employee hereby covenants and agrees that Employee shall promptly return all documents, keys, credit cards, data devices, computer equipment, phones, Company products, keycards, account information, and all other items which are the property of the Company and/or contains confidential information; and, in the case of documents, to return any and all materials of any kind and in whatever medium, including, without limitation, all manuals, handbooks, hard disk drive and diskette data, microfiche, photographs, geological or other resource information, accounting or financial information, emails or other Company communications, and any other Company information that Employee has obtained during the course of Employee’s employment with the Company.  Employee represents and warrants that he has done so and, further, that he has taken affirmative steps to inspect and cleanse his personal computer(s) and phone(s) of the same. Employee further agrees that he will allow the Company’s designee to inspect his personal computers and phone(s) and cleanse them of the same if any still remains; Employee releases the Company and its designee of any liability for any harm or damage that might be caused in that process and acknowledges it may be necessary for him to reset his systems to their original factory settings to ensure that such information has been cleansed of his systems; therefore, before then, Employee shall take such steps as he believes necessary to back-up his personal photographs, music, or other information from such systems, but will allow the Company’s designee to inspect such back-ups to confirm they do not contain any of the Company’s information either. Notwithstanding the foregoing, following Employee’s prompt return of such Company property and the Company’s inspection and cleansing of same, the Company may, in its sole discretion, allow Employee to use certain Company property during the Consulting Period; provided, that upon the expiration of the Consulting Period, Employee shall return such Company property and certify in writing his compliance with this paragraph.

13.                               Resignation Letter.  Employee agrees to sign the general resignation letter attached as Exhibit A to this Agreement. Employee forever waives and relinquishes any and all claim, right, or interest in reinstatement or future employment that Employee presently has or might in the future have with the Released Entities or their assigns.  Employee agrees that he will not apply for employment with the Released Entities or any of their assigns in the future and that if he does apply, his employment application need not be considered and he has no right of recovery for a refusal to be hired.  If Employee is hired by one of the Released Entities, Employee’s employment may be terminated, and he has no right to recover for any claims that may arise from that termination.

14.                               Non-Solicitation; Confidential Information.

a.                                      Employee will not at any time during the period ending on the date two years after the Separation Date without the prior written consent of the Company, directly or indirectly, whether for his own account or as a shareholder, partner, joint venturer, employee, consultant, investor, lender, advisor, and/or agent, of any person or business entity, solicit, recruit or hire any employees of the Company, or solicit or encourage any employee of the Company to leave the employment of the Company, as applicable. Notwithstanding the foregoing, Employee shall not be precluded from hiring any such person who (i) responds to general or public solicitation not targeted at such persons (including by a bona fide search firm) or (ii) has been terminated by the Company or any of its subsidiaries prior to commencement of employment discussions between Employee and such person.

b.                                      (i)  The term “Confidential Information” as used in this Agreement means all information, as described below, disclosed, before or after the commencement of Employee’s employment with the Company, by the Company to Employee, as well as any information to which Employee has access or that is learned, generated, or created by Employee, whether alone or jointly with others, whether in written, electronic, oral, or any other form.  Confidential Information includes Company trade secrets and further includes, but is not limited to: (i) information relating to computer software and code, whether owned or licensed by the Company; (ii) client lists, preferences and strategies, nonpublic contact information, contracts and all other client information transmitted on a confidential basis to the Company; (iii) competitive analysis and strategies; (iv) all other technical, marketing, operational, economic, business, management, or financial knowledge, information or data of any nature whatsoever relating to the business of the Company; and (v) any copies, extracts, or notes therefrom or relating thereto.  Confidential Information shall also include any information that is provided to the Company by third parties that is subject to obligations of confidentiality.  Notwithstanding, Confidential Information shall not include: (i) information that at the time of disclosure is publicly available, or information which later becomes publicly available through no act or omission of Employee or through no act of wrongdoing or inadvertent disclosure; (ii) information that Employee independently developed without the use of the Company’s Confidential Information that is unrelated to the Company’s business or anticipated business, including information that Employee developed while working for other clients or employers prior to the Effective Date; or (iii) information disclosed to Employee by a third party not in violation of any obligations of confidentiality to the Company.

(ii)  Employee shall not disclose any Confidential Information except as provided in this Agreement.  All right, title and interest in and to Confidential Information will remain the property of the Company, and Employee has no rights to or license under the Confidential Information or under any related patent, patent application, trademark, copyright, know-how, or other intellectual property of the Company.

(iii)  In the event that Employee is requested or required by subpoena or court order to disclose any Confidential Information, it is agreed that Employee will provide immediate notice of such request(s) to the Company and will use reasonable efforts to resist disclosure, until an appropriate protective order may be sought, or a waiver of compliance with the provisions of this Agreement granted.  If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is nonetheless, in the written opinion of his counsel, legally required to disclose Confidential Information received pursuant to this Agreement, then in such event Employee may disclose such information without liability hereunder, provided that the Company has been given a reasonable opportunity to review the text of such disclosure before it is made and that disclosure is limited to only the Confidential Information specifically required to be disclosed.

c.                                       Employee acknowledges that, in his former capacities at the Company, he was an executive employee, with a significant ownership interest in, and access to the confidential and trade secret information of the Company; therefore, Employee agrees, the foregoing covenants are reasonable and necessary to protect the business, trade secrets, and the goodwill of the Company.

15.                               Remedy.  In the event of any breach of this Agreement by Employee, Employee shall immediately forfeit any remaining Severance Payment. Employee further acknowledges that in the event of any such breach, the Company will not have an adequate remedy at law. Accordingly, the Company will be entitled to such equitable and injunctive relief, without bond, as may be available to restrain Employee and any other person or business entity involved in such breach or threatened breach from further violations of this Agreement. Nothing in this Agreement will be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach, including the recovery of damages.

16.                               Indemnification.  The Company agrees to provide Employee with the indemnification rights (and rights to advancement of expenses, if any) currently provided by the Company as described in the Company’s certificate of incorporation and bylaws, to its directors and officers.  Notwithstanding any future amendments to the Company’s certificate of incorporation or bylaws, the Company hereby agrees to continue to provide Employee with such indemnification rights so long as he is exposed to any potential liability by reason of his services as an officer and director of the Company.  The rights granted to Employee by the Company in this Agreement shall not be deemed exclusive of, or in limitation of, any rights to which he may be entitled under applicable law, the Company’s certificate of incorporation, or otherwise.  The Company will maintain the current or higher level of director’s and officer’s insurance naming Employee as a covered party in an amount deemed mutually sufficient to the Company and Employee.

17.                               Tax Compliance; Section 409A.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold pursuant to applicable law.  Notwithstanding any other provision herein: (i) the parties hereto intend that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom, and, without the prior written consent of Employee, the Company may adopt such amendments to the Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to exempt any payment hereunder from Section 409A and/or preserve the intended tax treatment of any payment provided hereunder, or comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A; provided that, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A; (ii) for all purposes of this Agreement, references herein to “termination” or other terms of similar import shall in each case mean a “separation from service” within the meaning of Section 409A; (iii) for purposes of Section 409A, Employee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments; (iv) in no event shall any payment under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A be subject to offset unless otherwise permitted by Section 409A; (v) to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (vi) payments made in accordance with the Company’s customary payroll practices shall be made within 30 days of each payroll date pursuant to the payroll schedule in effect on the Effective Date of this Agreement.

18.                               Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

19.                               Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company, each of the Party’s respective successors and assigns, and the Released Entities.

20.                               Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

21.                               Governing Law.  This Agreement shall be governed by the internal laws of the State of Colorado, without reference to principles of conflicts of laws.

22.                               No Interpretation Against Drafter.  The Parties also acknowledge that this Agreement has been the subject of negotiations and discussions between the Parties.  This Agreement will be construed to have been drafted by all the Parties, so that any rule of construing ambiguities against the drafter will have no force or effect with respect to this Agreement.

23.                               Attorney Fees.  Each party to this Agreement shall be fully responsible for his or its own costs and attorney’s fees associated with the negotiation and preparation of this Agreement.  In the event either Party brings a legal action to enforce any provision of this Agreement, the prevailing party shall be entitled to recover attorney fees, costs and expenses.

24.          Entire Agreement and Continuing Obligations.  This Agreement embodies the sole and entire agreement of the Parties with respect to its subject matter.  Except as noted in this paragraph, no other letter, verbal statement, agreement, promise, undertaking, understanding, or arrangement, made prior to or contemporaneously with the execution of this Agreement is binding on any of the Parties, unless expressly set forth herein.

25.          Acknowledgment Under the ADEA.  The Parties acknowledge that this is an important legal document.  Employee is advised to consult with an attorney before signing this Agreement.  Employee is also advised that Employee has 21 days after receiving this Agreement to consider it.  If Employee chooses to agree to the terms of this Agreement, Employee must sign and return the Agreement to the Company’s President and Chief Executive Officer Damon G. Barber, at the address below within 21 days of Employee’s receipt of this Agreement.  If Employee signs the Agreement, Employee will then have the right to revoke this Agreement by delivering written revocation to the Company’s President and Chief Executive Officer Damon G. Barber, but such notice must be received by Mr. Barber within seven days after the date Employee signed the Agreement.  The signed Agreement and/or any notice of revocation must be delivered personally, by an overnight delivery service or by certified mail, return receipt requested, to:

Damon G. Barber
President and Chief Executive Officer

Prospect Global Resources Inc.
1401 17th Street, Suite 1550
Denver, CO  80202

(Remainder of page intentionally left blank)

If this Agreement is not signed and delivered to Damon G. Barber within the 21-day period, or if it is revoked within the 7-day period, neither Employee nor the Company will have any rights or obligations under this Agreement.  This Agreement is binding upon and shall inure to the benefit of the Company, Employee and the Released Entities.  By signing this Agreement, the Parties represent that they have read and understand it, that they have discussed or had an opportunity to discuss it voluntarily with their respective attorneys, and that they enter into it knowingly and voluntarily.

WHEREFORE, Employee and the Company voluntarily enter into this Agreement by affixing their signatures on the date set forth above.

/s/ Patrick L. Avery	/s/ Damon G. Barber
Patrick L. Avery	Damon G. Barber, President and Chief Executive Officer
Prospect Global Resources Inc.

Exhibit A

To Whom It May Concern:

I, Patrick L. Avery, effective as of March 7, 2013, voluntarily resign all employment with and as President and Chief Executive Officer as well as a member or manager of the board of directors of the Company and any of its direct or indirect subsidiaries.

Patrick L. Avery